Exhibit 99.1

Contact:
Rod Hise
The Luminis Group, Ltd.
for Third Wave Technologies Inc.
(608) 807-4607

For Immediate Release

Third Wave Reports Second-Quarter Financial Results
Continued clinical revenue growth, gross margins rise to 74%

MADISON, Wis., July 26, 2007 — Third Wave Technologies Inc. (NASDAQ: TWTI) today announced its financial results for the quarter ended June 30, 2007.

        Third Wave reported clinical molecular diagnostic revenue of $6.3 million for the second quarter of 2007, an increase of 24% and 5% from the prior-year quarter and the previous quarter, respectively. The company reported research revenue of $1.1 million for the quarter ended June 30, 2007, the majority of which was generated by its Agbio business. Third Wave’s total revenue for the second quarter of 2007 was $7.4 million.

        Clinical molecular diagnostic revenue for the six-month period ended June 30, 2007, increased 25% to $12.2 million, compared to $9.8 million during the same period of 2006. Total revenue for the first six months of 2007 was $14.1 million, compared to total revenue of $14.6 million for the same period of 2006. During the first half of 2006, the company received $2.7 million in Japanese research revenue, the last period in which substantial revenue of this kind was generated.

        Third Wave reported a net loss of $7.2 million, or ($0.17) a share, for the quarter ended June 30, 2007. The company had a net loss of $4.7 million, or ($0.11) a share, for the same period of 2006. Third Wave’s net loss for the six-month period ended June 30, 2007, was $2.5 million, or ($0.06) a share, compared to $9.1 million, or ($0.22) a share, for the same period of 2006. The company received a one-time, $10.75-million settlement payment from the former Stratagene Corp. during the first quarter of 2007. The company’s pro-forma net loss for the first six months of 2007, which excludes the settlement payment, was $13.2 million, or ($0.31) a share. The increase in Third Wave’s net loss for the second quarter and pro-forma net loss for the six months ended June 30, 2007, is due to the company’s investment in the clinical trial for its HPV products.

        Third Wave reported gross margins of 74% for the quarter ended June 30, 2007, compared to gross margins of 72% and 70% for the prior-year quarter and previous quarter, respectively. Total operating expenses for the second quarter of 2007 were $14.9 million, compared to $11.9 million for the same period of 2006. Total operating expenses for the first six months of 2007 were $27.9 million, compared to $24.4 million for the same period of 2006.

        Third Wave ended the second quarter of 2007 with cash, cash equivalents and short-term investments of $47.8 million, compared to $44.2 million at Dec. 31, 2006. During the second quarter, the company received additional investments in Third Wave Japan totaling approximately $5 million from its Japanese partners.

        “During the second quarter, Third Wave continued to focus on advancing our HPV clinical trial, and growing our clinical revenue and customer base. We are pleased to report good progress on both fronts during the quarter,” said Kevin T. Conroy, president and chief executive of Third Wave. “Our HPV clinical trial is on track and patient enrollment continues to progress well. Clinical molecular diagnostic revenue grew for the seventh consecutive quarter and we continue to close increasingly valuable clinical laboratory accounts.

        “Revenue growth from our current molecular diagnostic product menu forms a strong foundation for the significant value we anticipate creating for our shareholders with our HPV products,” Mr. Conroy said.

        Third Wave also announced that it will host an analyst day on Sept. 20, 2007, in New York. Additional details will be announced at a later date.

2007 Outlook Update

        Third Wave reaffirms its previously announced guidance for 2007 of $26-28 million in clinical molecular diagnostic revenue and $31-33 million in total revenue.

Conference Call & Webcast with PowerPoint Presentation

        Company management will host a conference call and webcast on Thursday, July 26, 2007, at 10 a.m. EDT to discuss second-quarter 2007 results. The webcast will include a PowerPoint slide presentation highlighting the company’s second-quarter accomplishments and ongoing corporate activities. The webcast will be available at www.twt.com. Domestic callers should dial (800) 659-2056 and international callers should dial (617) 614-2714. The access code for both domestic and international callers is 83255808. Please dial in five to 10 minutes prior to the start of conference call. A replay of the conference call will be available at the company’s website. The conference call, webcast and replay are open to all interested parties.

About Third Wave Technologies

        Third Wave develops and markets molecular diagnostic reagents for a variety of DNA and RNA analysis applications to meet the needs of our customers. The company offers a number of products based on its Invader® chemistry for clinical testing. Third Wave offers in vitro diagnostic kits, and analyte specific, general purpose, and research use only reagents for nucleic acid analysis. For more information about Third Wave and its products, please visit the company’s website at www.twt.com.

All statements in this news release that are not historical are forward- looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for Third Wave from those projected. Those factors include risks and uncertainties relating to technological approaches of Third Wave and its competitors, product development, manufacturing, market acceptance, cost and pricing of Third Wave products, dependence on collaborative partners and commercial customers, successful performance under collaborative and commercial agreements, competition, the strength of the Third Wave intellectual property, the intellectual property of others and other risk factors identified in the documents Third Wave has filed, or will file, with the Securities and Exchange Commission. Copies of the Third Wave filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov . Third Wave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Third Wave’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Third Wave Technologies, Invader and the Third Wave logo are trademarks of Third Wave Technologies, Inc.

Third Wave Technologies, Inc
Statements of Operations
(In thousands, except for per share amounts)
(Unaudited)

	Three Months Ended June 30,
	2007	2006

Revenues:
Clinical Product	$ 6,256	$ 5,059
Research Product	1,064	1,632
License & royalty	41	27
Grant	0	41

	7,361	6,759

Operating expenses:
Cost of goods sold
Product cost of goods sold	1,266	1,210
Intangible and long-term asset amortization	675	688

Total cost of goods sold	1,941	1,898

Research and development	5,214	3,033
Selling and marketing	3,208	2,892
General and administrative	3,304	3,885
Litigation	1,243	181

	12,969	9,991

Total operating expenses	14,910	11,889

Loss from operations	(7,549)	(5,130)

Other income (expense):
Interest income	550	374
Interest expense	(295)	(51)
Other	(77)	39

	178	362

Net loss before taxes and minority interest	($ 7,371)	($ 4,768)

Minority interest in subsidiary	123	41

Net loss	($ 7,248)	($ 4,727)

Net loss per share, basic and diluted	($ 0.17)	($ 0.11)

Weighted average shares outstanding, basic and diluted	42,399	41,460

Third Wave Technologies, Inc
Statements of Operations
(In thousands, except for per share amounts)
(Unaudited)

	Six Months Ended June 30,
	2007	Adjustments (1)	2007 Pro forma (2)	2006

Revenues:
Clinical Product	$ 12,229		$ 12,229	$ 9,768
Research Product	1,633		1,633	4,628
License & royalty	212		212	55
Grant	0		0	183

	14,074	0	14,074	14,634
Operating expenses:
Cost of goods sold
Product cost of goods sold	2,577		2,577	2,680
Intangible and long-term asset amortization	1,380		1,380	1,381

Total cost of goods sold	3,957	0	3,957	4,061

Research and development	10,324		10,324	5,335
Selling and marketing	5,811		5,811	5,921
General and administrative	6,190		6,190	7,946
Litigation	1,649		1,649	1,183

	23,974	0	23,974	20,385

Total operating expenses	27,931	0	27,931	24,446

Loss from operations	(13,857)	0	(13,857)	(9,812)
Other income (expense):
Interest income	1,081		1,081	747
Interest expense	(596)		(596)	(106)
Other	10,671	(10,750)	(79)	20

	11,156	(10,750)	406	661

Net loss before taxes and minority interest	($ 2,701)	($10,750)	($13,451)	($ 9,151)

Minority interest in subsidiary	219		219	41

Net loss	($ 2,482)	($10,750)	($13,232)	($ 9,110)

Net loss per share, basic and diluted	($ 0.06)	($ 0.25)	($ 0.31)	($ 0.22)

Weighted average shares outstanding, basic and diluted	42,178	42,178	42,178	41,384

(1)	Represents amount received from Stratagene Corporation as part of the settlement of patent litigation
(2)	2007 Pro-forma figures reflect the net loss that would have been recognized if the proceeds from the settlement of patent litigation had not been received. The Company presents these non-GAAP financial measures to provide comparability to 2006.

Third Wave Technologies, Inc
Balance Sheets
(In thousands)

	June 30, 2007	December 31, 2006

Assets:
Cash, cash equivalents, and short-term investments	$47,825	$44,199
Other current assets	10,625	8,734
Equipment and leasehold improvements, net	4,533	4,222
Intangible assets, net of amortization	1,333	2,136
Goodwill and indefinite lived intangible assets	490	490
Other assets	4,773	4,453

Total assets	$69,579	$64,234

Liabilities and shareholders' equity
Accounts payable, accrued expenses and other liabilities	$16,471	$17,177
Deferred revenue	0	145
Debt	15,955	15,774
Minority interest in subsidiary	428	465
Shareholders' equity	36,725	30,673

Total liabilities and shareholders' equity	$69,579	$64,234